Freeport-McMoRan Inc.
Executive Services Program

1.Purpose. The Freeport-McMoRan Inc. Executive Services Program (the “Program”) is designed to enable eligible participants to devote to the business activities of Freeport-McMoRan Inc. (the “Company”) or its subsidiaries the time and attention that such individual would otherwise have had to devote to their personal planning concerns.

2.    Administration. The Program shall be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”). Only with respect to participants who are not executive officers of the Company, and subject to such direction as the Committee may give, the Committee has delegated its authority to administer the Program to each of the President and Chief Executive Officer, the Chief Financial Officer and the Chief Administrative Officer of the Company. The Committee, or the delegated officers as applicable, shall be referred to herein as the “Administrator.” The Administrator shall have full authority to interpret the Program, adopt rules and regulations for carrying out the purposes of the Program as needed and select participants in the Program.

3.    Eligibility for Participation; Allowance. Participation in the Program shall be offered to the Chairman of the Board, the President and Chief Executive Officer, the Senior Vice Presidents of the Company, and, in addition to such participants, employees of the Company or any of its subsidiaries who may from time to time be selected by the Administrator. Participation in the Program is subject to an annual allowance per eligible participant as determined by the Administrator and will generally continue through the year of each participant’s retirement unless otherwise determined by the Administrator.

4.    Program Benefits. The Program provides for the following services:

a.    Financial Counseling – professional counseling services in the area of personal financial and estate planning by an adviser selected by the participant.
b.    Tax Return Preparation and Certification – professional assistance, by a public accounting firm selected by the participant, with the preparation and filing of personal income tax returns.
c.    Long-Term Care Insurance – the reimbursement of all or a portion of the premiums relating to long-term care insurance for participants.
d.    Club Memberships – the reimbursement of annual social and business club membership fees for certain participants (as determined by the Administrator) for the purpose of facilitating business-related entertaining and networking; provided, however, that this benefit is not available to executive officers.

5.    General Provisions. The selection of any employee for participation in the Program shall not give such employee any right to be retained in the employ of the Company or any of its subsidiaries, and the right of the Company and of such subsidiary to dismiss or discharge any such employee is specifically reserved. The benefits provided for employees

1     As amended by the Compensation Committee on February 7, 2017 under the Program shall be in addition to, and in no way preclude, other forms of compensation to or in respect of such employee.

6.    Taxation. The fees paid pursuant to the Program will be taxable compensation to the participants.

7.    Section 409A. This Program shall be interpreted to avoid any penalty sanctions under Section 409A of the Internal Revenue Code, as amended, and applicable Treasury Regulations and guidance thereunder (“Section 409A”). The timing of any payment provided hereunder that is subject to Section 409A may not be accelerated unless permitted under Section 409A. In no event shall a participant, directly or indirectly, designate the calendar year of payment. All reimbursements and in-kind benefits provided under this Program shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

8.    Amendment or Termination. The Committee may from time to time amend or at any time terminate the Program.

2     As amended by the Compensation Committee on February 7, 2017